Exhibit 99.1

Omtool, Ltd. Repurchases Shares in Private Transaction

SALEM, N.H.—(BUSINESS WIRE)—March 31, 2004—Omtool, Ltd. (NASDAQ: OMTL - News), a leading provider of electronic business document exchange systems and software, announced today that the company has repurchased 175,000 shares of its outstanding common stock from ASA International, an existing shareholder, in a private transaction at a price of $11.50 per share. The shares were purchased with the use of generally available corporate funds and will be held in treasury.

Speaking on behalf of the company, Robert Voelk, President and Chief Executive Officer of Omtool, Ltd. stated, “We were pleased to be able to purchase a significant block of restricted Omtool common stock, limiting the dilution to our shareholders resulting from the private placement that we recently announced and removing the market overhang of these shares. The net dilution to all shareholders, after the private placement and this subsequent repurchase, is approximately nine percent and the overall effect on Stockholder Equity will be a net increase of approximately 43% as compared to the December 31, 2003 balance of Stockholder Equity. In addition, our cash position will reflect a net increase, after the two transactions but before related expenses, of approximately $1,585,000.”

About Omtool, Ltd.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange. Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure. Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into commonly used multifunction and scanning devices. Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Omtool, Ltd.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:

Omtool, Ltd.

Daniel Coccoluto, 603-898-8900 Ext. 1406

Acting Chief Financial Officer

or

Cameron Associates

Al Palombo or Lester Rosenkrantz, 212-245-8800

Investor Relations